Exhibit 99.1

Express Scripts Completes Acquisition of CuraScript

        ST.  LOUIS,  January 30, 2004—Express Scripts, Inc. (Nasdaq: ESRX) announced today it has completed the acquisition of the capital stock of CuraScript Pharmacy, Inc. and CuraScript PBM Services, Inc., together comprising the business of CuraScript, which was announced in December 2003. CuraScript, headquartered in Orlando, Florida, is one of the nation’s largest specialty pharmacy services companies.

        Serving over 175 managed care organizations, 30 Medicaid programs and the Medicare program, CuraScript operates six specialty pharmacies throughout the United States. CuraScript has a broad product offering, with strong capabilities in oncology, rheumatoid arthritis, multiple sclerosis and other complex chronic therapies. It has a solid reputation for quality patient care and expertise in serving clients’ needs in the specialty market, which will enhance Express Scripts’ competitive positioning.

        “We are very pleased to welcome CuraScript into Express Scripts,” said Barrett Toan, chairman and chief executive officer. “This acquisition will deliver a number of strategic benefits to both companies and will enhance Express Scripts’ ability to provide comprehensive clinical services in many disease states and improve the quality of care. CuraScript shares our client-centric focus for managing specialty drugs, and together we will be able to make the use of high-cost specialty drugs safer and more affordable for clients and patients.”

        After deducting merger-related costs, debt service charges, depreciation and amortization expenses and taxes, the acquisition is expected to add $0.02 to $0.03 to 2004 diluted earnings per share, and $0.10 to $0.15 to 2005 diluted earnings per share. The $335 million purchase price was financed with $210 million of cash on hand and the remainder with bank debt.

        Express Scripts, Inc. is one of the largest PBM companies in North America providing PBM services to over 50 million members through facilities in eight states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

        Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary Express Scripts Completes Acquisition of CuraScript Add 1 management, disease management, medical and drug data analysis services, and medical information management services. The Company also provides distribution services for specialty pharmaceuticals. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

        This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

•	risks associated with the acquisition of CuraScript, including integration risks and costs, risks of client retention, and risks associated with the operations of the acquired business.
•	risks associated with our ability to maintain our historic growth rates, or to control operating or capital costs
•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers
•	competition and continuing consolidation in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers
•	risks associated with adverse economic conditions, which may result in lower membership growth in existing clients or in lower rates of utilization of prescription drugs
•	adverse results in regulatory matters, the adoption of new legislation or regulations, more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations (including, without limitation, the Compliance Guidance for Pharmaceutical Manufacturers issued by the Office of Inspector General of Health and Human Services relating to the Federal Medicare/Medicaid Anti-Kickback Statute).
•	risks associated with the operations of acquired businesses, including integration risks and costs, risks of client retention and repricing of client contracts
•	increased compliance risks relating to our contracts with the Department of Defense TRICARE Plan and various state governments
•	risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, the Attorney General of the State of New York, and other regulatory agencies
•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
•	adverse results in litigation, including a number of purported class action cases challenging aspects of our business practices
•	risks associated with the use and protection of the intellectual property we use in our business
•	risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	risks associated with our ability to continue to develop new products, services and delivery channels
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns, introductions of new drugs and conversion of prescription drugs to non-prescription (or over-the-counter) status
•	uncertainties regarding the implementation and the ultimate terms of proposed government initiatives, including a Medicare prescription drug benefit
•	increase in credit risk relative to our clients due to adverse economic trends
•	risks associated with our inability to attract and retain qualified personnel
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.